Exhibit 99.1

Sterling Bancorp Announces Shareholder Approval of Sale of Sterling Bank and Trust, F.S.B. to EverBank Financial Corp and Approval of Plan of Dissolution

Southfield, Michigan, December 18, 2024 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported that its shareholders have approved (i) the sale of all of the issued and outstanding shares of capital stock of the Bank to EverBank Financial Corp and (ii) the Plan of Dissolution approved and adopted by the board of directors of the Company on September 15, 2024. The shareholders also approved, on an advisory, non-binding basis, the compensation that will or may be paid to the named executive officers of the Company in connection with the sale transaction.

Following the special meeting of the Company shareholders held this morning, Mr. Thomas O’Brien, President and Chief Executive Officer stated, “We are very pleased with the overwhelming support for the sale and dissolution by our shareholders, as evidenced by the outcome of the meeting held today. More than 99% of the votes cast at our meeting, and 74% of the outstanding shares, were voted in favor of the sale and the dissolution.”

Completion of the sale transaction remains subject to the satisfaction of the remaining customary closing conditions, including receipt of regulatory approvals. Assuming such conditions are satisfied, the Company currently expects to complete the sale transaction in the first calendar quarter of 2025.

The full results of the Special Meeting will be reported in the Company’s Form 8-K expected to be filed on or about December 20, 2024.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com